Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Genelabs Technologies, Inc. for the registration of 8,571,421 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2006, with respect to the consolidated financial statements of Genelabs Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
July 14, 2006